Exhibit 99.1

CONTACT: Investor inquiries: ir@corcept.com Media inquiries: communications@corcept.com www.corcept.com

Overall Survival Primary Endpoint Met in Corcept’s Pivotal Phase 3 ROSELLA Trial of Relacorilant in Patients with Platinum-Resistant Ovarian Cancer

•	Data demonstrate a 35 percent reduction in the risk of death

•	Both dual primary endpoints (progression-free and overall survival) were met, without the need for biomarker selection and without increased safety burden

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Relacorilant’s New Drug Application (NDA) is under review by the U.S. Food and Drug Administration (FDA) as a treatment for patients with platinum-resistant ovarian cancer with a Prescription Drug User Fee Act (PDUFA) target action date of July 11, 2026

•	Relacorilant’s Marketing Authorization Application (MAA) for patients with platinum-resistant ovarian cancer is also under review by the European Medicines Agency (EMA)

REDWOOD CITY, Calif., (Jan. 22, 2026) — Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of medications to treat severe endocrinologic, oncologic, metabolic and neurologic disorders by modulating the effects of the hormone cortisol, today announced that ROSELLA, the company’s pivotal Phase 3 trial of relacorilant plus nab-paclitaxel to treat patients with platinum-resistant ovarian cancer, met its overall survival (OS) primary endpoint.

In ROSELLA, patients treated with relacorilant in addition to nab-paclitaxel chemotherapy experienced a 35 percent reduction in the risk of death compared to patients treated with nab-paclitaxel alone (hazard ratio: 0.65; p-value: 0.0004). The median OS for patients receiving relacorilant was 16.0 months, compared to 11.9 months for patients receiving nab-paclitaxel alone, a difference of 4.1 months. Relacorilant in combination with nab-paclitaxel was well-tolerated, consistent with its known safety profile. Importantly, the type, frequency and severity of adverse events in the combination arm were comparable to those in the nab-paclitaxel monotherapy arm. Relacorilant conferred its benefit without increasing the safety burden of the patients who received it.

Corcept previously announced that ROSELLA also met its primary endpoint of improved progression-free survival, as assessed by blinded independent central review (PFS-BICR). Patients who received relacorilant in addition to nab-paclitaxel experienced a 30 percent reduction in the risk of disease progression (hazard ratio: 0.70; p-value: 0.008). Findings were first presented at ASCO 2025 (American Society of Clinical Oncology) with simultaneous publication in The Lancet. Complete results from ROSELLA will be presented at an upcoming medical conference.

“The addition of relacorilant to nab-paclitaxel, a trusted and effective chemotherapy, is positioned to become a new standard-of-care treatment for patients with platinum-resistant ovarian cancer, due to its overall survival benefit, well tolerated side effect profile and oral administration. Importantly, the Phase 3 trial results are not limited to patients with any particular biomarker requirement,” said Alexander B. Olawaiye, M.D., Director of gynecological cancer research at Magee-Women’s Hospital of the University of Pittsburgh and Principal Investigator in the ROSELLA trial. “ROSELLA’s findings compel us to evaluate relacorilant as a treatment for earlier stages of ovarian cancer and for other tumors that express the glucocorticoid receptor, such as endometrial and cervical cancer.” Corcept is currently studying relacorilant in other solid tumors, including platinum-sensitive ovarian, endometrial, cervical, pancreatic and prostate cancers.

“These data clearly demonstrate the potential of relacorilant plus nab-paclitaxel to extend overall and progression-free survival in patients with advanced, recurrent ovarian cancer,” said Domenica Lorusso, M.D., Ph.D., Director of the Gynaecological Oncology Unit at Humanitas Hospital San Pio X in Milan, and Full Professor of Obstetrics and Gynaecology at Humanitas University, Rozzano and an investigator in the ROSELLA trial. “These tumors eventually become resistant to chemotherapy and providing oncologists with relacorilant plus nab-paclitaxel could greatly benefit patients.”

“We want to thank the patients and investigators who participated in the ROSELLA trial. We are working with regulatory authorities in the U.S. and Europe to bring this much-needed new treatment to patients as soon as possible,” said Bill Guyer, PharmD, Corcept’s Chief Development Officer.

ROSELLA enrolled 381 patients with platinum-resistant ovarian cancer at sites in the United States, Europe, South Korea, Brazil, Argentina, Canada and Australia. Patients were randomized 1:1 to receive either relacorilant plus nab-paclitaxel or nab-paclitaxel alone. The ROSELLA trial is being conducted in collaboration with The GOG Foundation, Inc. (GOG-F), the European Network of Gynaecological Oncological Trial groups (ENGOT), the Asia-Pacific Gynecologic Oncology Trials Group (APGOT), the Latin American Cooperative Oncology Group (LACOG) and the Australia New Zealand Gynaecological Oncology Group (ANZGOG).

About Relacorilant

Relacorilant, an oral therapy, is a selective glucocorticoid receptor (GR) antagonist that modulates cortisol activity by binding to the GR but not to the body’s other hormone receptors. Corcept is developing relacorilant in ovarian cancer and a variety of other serious disorders, including endogenous hypercortisolism and endometrial, cervical, pancreatic and prostate cancers.

Relacorilant is proprietary to Corcept and is protected by composition of matter, method of use and other patents. It has been designated an orphan drug by the FDA and the European Commission (EC) for the treatment of hypercortisolism and by the EC for the treatment of ovarian cancer. The FDA has assigned a Prescription Drug User Fee Act (PDUFA) date of July 11, 2026 for relacorilant as a treatment for patients with platinum-resistant ovarian cancer. Corcept also submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) for relacorilant to treat patients with platinum-resistant ovarian cancer.

About Cortisol’s Role in Oncology

Cortisol plays a role in tumor growth through several mechanisms. It helps solid tumors resist chemotherapy by inhibiting cellular apoptosis — the tumor-killing effect chemotherapy is meant to stimulate. In some cancers, cortisol promotes tumor growth by activating oncogenes in the cells to which it binds. Cortisol also suppresses the body’s immune response, which weakens its ability to fight all diseases, including cancer.

About Ovarian Cancer

Ovarian cancer is the fifth most common cause of cancer death in women. Patients whose disease returns six months after receiving platinum-containing therapy have “platinum-sensitive” disease and those with disease progression of less than six months have “platinum-resistant” disease. There are few treatment options for these women. Approximately 20,000 women with platinum-resistant disease and 13,000 women with platinum-sensitive disease are candidates to start a new therapy each year in the United States, with at least an equal number in Europe.

About Corcept Therapeutics

For over 25 years, Corcept has focused on cortisol modulation and its potential to treat patients with a wide variety of serious disorders and has discovered more than 1,000 proprietary selective cortisol modulators and glucocorticoid receptor antagonists. Corcept is conducting advanced clinical trials in patients with hypercortisolism, solid tumors, ALS and liver disease. In 2012, the company introduced Korlym®, the first medication approved by the U.S. Food and Drug Administration (FDA) for the treatment of patients with endogenous hypercortisolism, Corcept is headquartered in Redwood City, California. For more information, visit Corcept.com.

Forward-Looking Statements

Statements in this press release, other than statements of historical fact, are forward-looking statements based on our current plans and expectations and are subject to risks and uncertainties that might cause our actual results to differ materially from those such statements express or imply. These risks and uncertainties are set forth in our SEC filings, which are available at our website and the SEC’s website.

In this press release, forward-looking statements include statements concerning the presentation of the complete results from the ROSELLA trial at an upcoming medical conference, the potential of relacorilant combined with nab-paclitaxel to become the new standard-of-care treatment in platinum-resistant ovarian cancer, the evaluation of relacorilant as a treatment for earlier stages of ovarian cancer and other tumors that express the glucocorticoid receptor, the potential of relacorilant plus nab-paclitaxel to extend overall and progression-free survival in patients with advanced, recurrent ovarian cancer, the possibility that tumors will eventually become resistant to chemotherapy and that providing oncologists with relacorilant plus nab-paclitaxel could greatly benefit patients, Corcept’s ability to bring a new and much-needed treatment to patients, the potential of glucocorticoid receptor antagonism to benefit patients across a wide variety of solid tumors and the direction the Company is taking with its oncology pipeline development. We disclaim any intention or duty to update forward-looking statements made in this press release.